Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 (No. 333-182442) of our reports dated January 26, 2012, relating to the consolidated financial statements of Discover Financial Services (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Discover Financial Services’ adoption of the accounting standards, “Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140” and “Amendments to FASB Interpretation No. 46(R)”, on December 1, 2009), and the effectiveness of Discover Financial Services’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Discover Financial Services for the year ended November 30, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

October 5, 2012